Exhibit 99.4

SYNLOGIC, INC. AND SUBSIDIARIES

SYNLOGIC, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(In thousands, except share/unit amounts)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash	$66,826	$14,586
Accounts receivable	2,000	—
Prepaid expenses and other current assets	2,443	1,477

Total current assets	71,269	16,063
Property and equipment, net of accumulated depreciation of $1,264 and $810 as of June 30, 2017 and December 31, 2016, respectively	3,555	3,504
Restricted cash	50	50
Other assets	233	422

Total assets	$75,107	$20,039

Liabilities, Contingently Redeemable Preferred Shares/Units and Equity
Current liabilities:
Accounts payable	$1,865	$988
Accrued expenses	4,074	2,296
Deferred revenue	444	444
Deferred rent	269	255
Capital lease obligations	185	203

Total current liabilities	6,837	4,186

Long-term liabilities:
Deferred revenue, net of current portion	890	1,112
Deferred rent, net of current portion	920	1,061
Capital lease obligations, net of current portion	82	177

Total long-term liabilities	1,892	2,350

Commitments and contingencies
Contingently Redeemable Class A Preferred Shares
Issued and outstanding 1,413,039 and 0 shares as of June 30, 2017 and December 31, 2016, respectively	5,000	—
Contingently Redeemable Class A Preferred Units
Issued and outstanding 0 and 1,413,039 units as of June 30, 2017 and December 31, 2016, respectively	—	5,000

See accompanying notes to the unaudited consolidated financial statements.

SYNLOGIC, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets (continued)

(In thousands, except share/unit amounts)

	June 30,	December 31,
	2017	2016
Equity
Series C Convertible Preferred Shares, $0.0001 par value
Issued and outstanding 5,210,922 and 0 shares as of June 30, 2017 and December 31, 2016, respectively	40,434	—
Series B Convertible Preferred Shares, $0.0001 par value
Issued and outstanding 5,425,829 and 0 shares as of June 30, 2017 and December 31, 2016, respectively	40,260	—
Class B Preferred Units
Issued and outstanding 0 and 1,861,626 units as of June 30, 2017 and December 31, 2016, respectively	—	13,611
Series A Convertible Preferred Shares, $0.0001 par value
Issued and outstanding 7,089,713 and 0 shares as of June 30, 2017 and December 31, 2016, respectively	25,548	—
Class A Preferred Units
Issued and outstanding 0 and 7,089,713 units as of June 30, 2017 and December 31, 2016, respectively	—	25,548
Common shares, $0.0001 par value
Issued and outstanding 4,909,280 and 0 shares as of June 30, 2017 and December 31, 2016, respectively	—	—
Common units
Issued and outstanding 0 and 3,339,869 units as of June 30, 2017 and December 31, 2016	—	592
Additional paid-in capital	3,163	—
Accumulated deficit	(48,027)	(31,248)

Total equity	61,378	8,503

Total liabilities and equity	$75,107	$20,039

See accompanying notes to the unaudited consolidated financial statements.

SYNLOGIC, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share/unit and per share/unit amounts)

	For the three months ended		For the six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenue	$2,111	$111	$2,222	$222
Operating expenses:
Research and development	8,532	3,426	$13,650	$5,750
General and administrative	3,036	1,656	$5,403	$3,269

Total operating expenses	11,568	5,082	19,053	9,019

Loss from operations	(9,457)	(4,971)	(16,831)	(8,797)
Interest income (expense), net	69	(1)	$75	(2)
Net loss	$(9,388)	$(4,972)	$(16,756)	$(8,799)

Comprehensive loss	$(9,388)	$(4,972)	$(16,756)	$(8,799)

Net loss per share attributable to common shareholders - basic and diluted	$(2.60)	$—	$(5.09)	$—
Weighted-average common shares used in computing net loss per share attributable to common shareholders - basic and diluted	3,610,356	—	3,293,033	—
Net loss per unit attributable to common unit holders - basic and diluted	$—	$(1.75)	$—	$(3.15)
Weighted-average common units used in computing net loss per unit attributable to common unit holders - basic and diluted	—	2,834,897	—	2,791,370

See accompanying notes to the unaudited consolidated financial statements.

SYNLOGIC, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended	Six Months Ended
	June 30, 2017	June 30, 2016
Cash flows from operating activities:
Net loss	$(16,756)	$(8,799)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	454	298
Loss on disposal of assets	—	3
Equity-based compensation expense	797	153
Common shares issued for license acquisition	1,751	—
Changes in operating assets and liabilities:
Accounts receivable	(2,000)	—
Prepaid expenses and other current assets	119	(548)
Accounts payable and accrued expenses	1,255	(185)
Deferred revenue	(222)	(222)
Deferred rent	(127)	134
Other assets	189	107

Net cash used in operating activities	(14,540)	(9,059)

Cash flows from investing activities:
Proceeds from sale of property and equipment	—	4
Purchases of property and equipment	(419)	(1,495)

Net cash used in investing activities	(419)	(1,491)

Cash flows from financing activities:
Payments on capital lease obligations	(113)	(32)
Deferred transaction costs	(34)
Proceeds from sale of preferred shares, net of issuance costs	40,697	—
Proceeds from sale of preferred units, net of issuance costs	26,649	30,938

Net cash provided by financing activities	67,199	30,906

Net increase in cash	52,240	20,356
Cash at beginning of period	14,586	6,179

Cash at end of period	$66,826	$26,535

Supplemental disclosure of non-cash activity:
Cash paid for interest	$15	$3
Landlord funded allowance for tenant improvements	$—	$1,295
Adjustment to property and equipment purchases included in accounts payable and accrued expenses	$86	$34
Adjustment to transaction costs for amounts included in accounts payable and accrued expenses	$1,051	$—
Issuance costs from sale of preferred shares in accounts payable and accrued expenses	$263	$100

See accompanying notes to the unaudited consolidated financial statements.

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(1)	Nature of Business

Organization

Synlogic, Inc., together with its wholly owned and consolidated subsidiaries (“Synlogic” or the “Company”) is an early clinical-stage pharmaceutical company focused on discovering and developing Synthetic Biotic™ medicines: a novel class of living medicines to treat a broad range of human diseases ranging from genetic and acquired metabolic disorders to inflammation and cancer. Synlogic applies the principles and tools of synthetic biology to engineer beneficial, probiotic bacteria to perform or deliver critical therapeutic functions, compensating for missing or damaged pathways in patients with these serious diseases. As living medicines, Synthetic Biotic medicines are designed to sense a local disease context within a patient’s body and respond by metabolizing toxic substances or delivering combinations of therapeutic factors.

The Company was founded and began operations on March 14, 2014, as TMC Therapeutic, Inc., located in Cambridge, Massachusetts. On July 15, 2014, TMC Therapeutics, Inc. changed its name to Synlogic, Inc. On July 2, 2015, the common and preferred shareholders of Synlogic, Inc. executed the Synlogic, LLC Contribution Agreement (the “Contribution Agreement”), which contributed their equity interests in Synlogic, Inc. in exchange for common and preferred units in a newly formed parent company named Synlogic, LLC. In addition, Synlogic IBDCo, Inc. (“IBDCo”) was formed as a subsidiary of Synlogic, LLC (“2015 Reorganization”). In conjunction with the 2015 Reorganization, the Company entered into a merger agreement with AbbVie S.à.r.l. (“AbbVie”), and other agreements, for the development of treatments for inflammatory bowel disease (“IBD”) (Note 9). In May 2017, the Company completed a series of transactions pursuant to which Synlogic, LLC, merged with and into Synlogic, Inc. which continued to exist as the surviving corporation (Note 6). Also in May 2017, Synlogic entered into a definitive merger agreement with Mirna Therapeutics, Inc. (NASDAQ: MIRN) (“Mirna”) under which Synlogic agreed to merge with a wholly owned subsidiary of Mirna in an all-stock transaction. The merger closed on August 28, 2017 and Mirna was renamed Synlogic, Inc. (Notes 3 and 14).

The Company operates in one operating segment: the discovery and development of Synthetic Biotic medicines. The Company’s chief executive officer, as chief operating decision maker, manages and allocates resources to the operations of the Company on a total company basis. Since incorporation, the Company has devoted substantially all of its efforts to the research and development of its product candidates.

Risks and Uncertainties

At June 30, 2017, the Company had cash of approximately $66.8 million and an accumulated deficit of approximately $48.0 million. Since its inception through June 30, 2017, the Company has primarily financed its operations through the issuance of preferred stock and the AbbVie collaboration. In the absence of positive cash flows from operations, the Company is highly dependent on its ability to find additional sources of funding in the form of debt or equity financing. The Company secured multiple rounds of new funding from the sale of Class B Preferred Units in March 2017, generating approximately $26.6 million in net proceeds, and the sale of Series C Convertible Preferred Stock in May 2017, generating approximately $40.4 million in net proceeds. Subsequent to June 30, 2017, through the date of the issuance of these financial statements, the Company generated approximately $42.6 million in proceeds from its merger with Mirna. As a result of the merger with Mirna, the proceeds from the Series C financing in May 2017 and the Series B financing in February 2017, management believes that the Company has sufficient cash to fund its operations through at least twelve months from the issuance of these financial statements, or the third quarter of 2018.

As an early stage company, the Company is subject to a number of risks common to other life science companies, including, but not limited to, raising additional capital, development by its competitors of new technological innovations, risk of failure in preclinical studies, safety and efficacy of its product candidates in clinical trials, the regulatory approval process, market acceptance of the Company’s products once approved, lack of marketing and sales history, dependence on key personnel and protection of proprietary technology. The Company’s therapeutic programs are currently pre-commercial, spanning discovery through early development and will require significant additional research and development efforts, including extensive

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements (continued)

preclinical and clinical testing and regulatory approval, prior to commercialization of any product candidates. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance-reporting capabilities. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained, that any products developed will obtain necessary regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate revenue from product sales. The Company may never achieve profitability, and unless and until it does, it will continue to need to raise additional capital or obtain financing from other sources, such as strategic collaborations or partnerships.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying consolidated financial statements and the related disclosures as of June 30, 2017 and for the three and six months ended June 30, 2017 and 2016 are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP” or “GAAP”) and the rules and regulations of the Securities Exchange Commission (“SEC”) for interim financial statements. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. These interim consolidated financial statements should be read in conjunction with the Company’s 2016 and 2015 audited consolidated financial statements and notes thereto contained elsewhere in this Form 8-K/A. The December 31, 2016 consolidated balance sheet included herein was derived from the audited financial statements as of that date, but does not include all disclosures including notes required by GAAP for complete financial statements. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, consisting of normal and recurring adjustments, necessary for the fair presentation of the Company’s financial position and results of operations for the three and six months ended June 30, 2017 and 2016. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the year ending December 31, 2017 or any other interim period or future year or period.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Synlogic and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

(c)	Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. On an on-going basis, the Company’s management evaluates its estimates, including those related to revenue recognition, income taxes including the valuation allowance for deferred tax assets, research and development, accrued expenses, contingencies and equity-based compensation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgements about the carrying values of assets and liabilities. Actual results could differ from those estimates. Changes in estimates are reflected in reported results in the period in which they become known.

(d)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk include amounts held as cash and restricted cash. The Company uses a high quality, accredited financial institution to maintain its cash and restricted cash, and accordingly, such funds are subject to minimal credit risk. The Company has not experienced any losses in such

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements (continued)

accounts and management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. The Company has no financial instruments with off-balance sheet risk of loss.

(e)	Recently Issued Accounting Pronouncements

The recently issued accounting pronouncements described in the Company’s consolidated financial statements as of and for the year ended December 31, 2016, and the notes thereto have had no material changes during the three and six months ended June 30, 2017, except as described below.

In May 2014, the FASB issued ASU 2014-09—Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry-specific guidance. This standard is based on the principle that an entity should recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive. This standard also requires additional disclosure about the nature, amount, timing and uncertainty of assets recognized from costs incurred to fulfill a contract. It will be effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual periods. Early adoption is permitted any time after the original effective date, which for the Company is January 1, 2017. Entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the new standard. The Company is continuing to assess the impact that this standard will have on its financial statements and the expected method of transition. The Company’s revenue during the six months ended June 30, 2017 is from its collaboration arrangement. During the second half of 2017, the Company plans to complete its review to determine the impact that this standard could have on its consolidated financial statements and disclosures.

In March 2016, the FASB issued ASU 2016-09—Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The amendments in ASU 2016-09 are to simplify several aspects of the accounting for stock-based payment transactions including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The Company adopted ASU 2016-09 on April 1, 2017 on a modified retrospective basis, and elected to recognize forfeitures as they occur. The Company recorded an insignificant cumulative effect adjustment as a result of the adoption of this amendment. The adoption did not have a material impact on the Company’s condensed consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The Company adopted ASU 2017-01 on April 1, 2017 and is currently evaluating the impact of adopting this guidance as it relates to the merger with Mirna.

(3)	Merger with Mirna Therapeutics

On May 15, 2017, Synlogic entered into a definitive merger agreement with Mirna Therapeutics, Inc. (NASDAQ: MIRN) under which Synlogic will merge with a wholly owned subsidiary of Mirna and will continue as a wholly owned subsidiary of Mirna and the surviving corporation of the Merger. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, (a) each outstanding share of Synlogic common stock and Synlogic preferred stock will be converted into the right to receive a number of shares of Mirna’s common stock equal to the exchange ratio (as described in the Merger Agreement); and (b) each outstanding Synlogic stock option that has not previously been exercised prior to the effective time of the Merger will be assumed by Mirna.

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements (continued)

Pursuant to the exchange ratio formula in the Merger Agreement, as of immediately after the Merger, the former Synlogic securityholders are expected to own approximately 83% of the outstanding shares of Mirna’s common stock on a fully-diluted basis and securityholders of Mirna as of immediately prior to the Merger are expected to own approximately 17% of the outstanding shares of Mirna’s common stock on a fully-diluted basis. The exchange ratio will be adjusted to the extent that Mirna’s net cash at closing is greater than or less than $40 million, as of immediately prior to the effective time of the Merger, as described further in the Merger Agreement.

Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by the stockholders of Mirna and Synlogic, and Mirna’s satisfaction of a minimum net cash threshold of $33.5 million immediately prior to the effective time of the Merger. In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of Synlogic (solely in their respective capacities as Synlogic stockholders) holding approximately 77% of the shares of outstanding Synlogic capital stock (after giving effect to Synlogic’s Series C financing) have entered into support agreements with Mirna to vote all of their shares of Synlogic capital stock in favor of adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement (the “Synlogic Support Agreements”) and (ii) certain executive officers, directors and stockholders of Mirna (solely in their respective capacities as Mirna stockholders) holding approximately 33% of the outstanding shares of Mirna’s common stock have entered into support agreements with Synlogic to vote all of their shares of Mirna common stock in favor of adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement (together with the Synlogic Support Agreements, the “Support Agreements”). The Support Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals and place certain restrictions on the transfer of the shares of Mirna and Synlogic held by the respective signatories thereto.

Concurrently with the execution of the Merger Agreement, certain officers, directors and stockholders of Mirna holding approximately 33% of the outstanding shares of Mirna common stock and certain officers, directors and stockholders of Synlogic holding approximately 81% of the outstanding shares of Synlogic capital stock (giving effect to Synlogic’s Series C financing) have entered into lock-up agreements pursuant to which, among other things, they have accepted certain restrictions on the transfer of shares of our common stock during the 180-day period following the closing of the Merger.

The Merger Agreement contains certain termination rights for both Mirna and Synlogic, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $2.0 million, or in some circumstances reimburse the other party’s expenses up to a maximum of $1.0 million.

At the effective time of the Merger, the board of directors of the merged company is expected to consist of seven members, five of whom will be designated by Synlogic and two of whom will be designated by Mirna.

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements (continued)

(4)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consists of the following (in thousands):

	June 30,	December 31,
	2017	2016
Prepaid insurance	$54	$71
Prepaid research and development	1,121	1,163
Other prepaid	118	212
Other current assets	1,150	31

	$2,443	$1,477

Other current assets include approximately $1.1 million of deferred transaction costs related to the merger with Mirna.

(5)	Accrued Expenses

Accrued expenses consists of the following (in thousands):

	June 30,	December 31,
	2017	2016
Payroll related	$975	$1,341
Professional fees	1,827	522
Research and development	1,129	273
Other	143	160

	$4,074	$2,296

(6)	2017 Reorganization

In May 2017, the Company completed a series of transactions (“2017 Reorganization”) pursuant to which Synlogic, LLC, merged with and into Synlogic, Inc., which continued to exist as the surviving corporation. Pursuant to the 2017 Reorganization, the common units and Preferred Units of Synlogic, LLC, together consisting of Class A Preferred Units, Contingently Redeemable Class A Preferred Units and Class B Preferred Units, were exchanged for common stock and Preferred Stock of Synlogic, Inc, respectively. Additionally, Synlogic issued equity awards under the 2017 Stock Incentive Plan to replace the canceled incentive units pursuant to the termination of the 2015 Equity Incentive Plan (Note 8).

(7)	Preferred Stock

Pursuant to the 2017 Reorganization, Preferred Stock was granted to all holders of Preferred Units at the time of the reorganization. The Synlogic Preferred Stock has substantially similar rights and preferences as the Preferred Units, except that the Preferred Stock is convertible into common stock at the option of the holder, on a one-for-one basis, subject to an antidilution adjustment. Conversion of the Preferred Stock is automatically triggered upon a firm-commitment underwritten public offering or upon a supermajority preferred interest vote.

In May 2017, the Company sold and issued 5,210,922 units of Series C Preferred Stock at $8.06 per share to investors for total consideration of approximately $40.4 million, net of offering costs of approximately $1.6 million. The Series C Preferred Stock were issued with the same terms as the existing Preferred Stock.

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements (continued)

(a)	Rights and Preferences

Preferred Stock have the following rights and preferences:

(i)	Voting

The holders of the Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote, except with respect to matters on which Delaware General Corporation Law required that a vote would be by a separate class. Each holder of Preferred Stock is entitled to the number of votes equal to the number of common shares into which each preferred share is convertible at the time of such vote.

(ii)	Dividends

In the event that a dividend is declared for the holders of common stock, the holders of the Preferred Stock will be entitled to the amount of dividends on an as-converted basis. Through June 30, 2017 and 2016, no dividends were declared or paid.

(iii)	Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding will be entitled to be paid, on a pari passu basis, out of the assets of the Company available for distribution to its stockholders before any payment is made to the holders of common stock by reason of their ownership thereof, with respect to each series of Preferred Stock, an amount per share equal to the greater of (i) the applicable original issue price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares been converted into common stock immediately prior to such liquidation, dissolution or winding up of the Company.

If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of preferred stock the full amount to which they should have been entitled, the holders of shares of preferred stock will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(iv)	Par Value

Par value was assigned as $0.0001.

(v)	Conversion

Each share of preferred stock, at the option of the holder, is convertible into that number of fully paid shares of common stock as determined by dividing the sum of the original issue price, plus any declared but unpaid dividends, by the conversion price in effect at the time of conversion. The initial conversion price for each preferred share is the original issue price, subject to adjustment in accordance with antidilution provisions. Each share of preferred stock is automatically converted upon the closing of a firm commitment underwritten public offering in which the public offering price exceeds $12.09 (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and the aggregate proceeds raised are not less than $50,000,000, or upon the vote or written consent of a supermajority preferred interest (or a majority preferred interest in the event of a public offering that does not result in the offering price or aggregate proceeds amount set forth in this sentence).

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements (continued)

(vi)	Redemption

The Preferred Stock is not redeemable except upon a deemed liquidation event. Deemed liquidation events include a merger or acquisition in which the majority of the stock of the pre-merger corporation is not owned by the majority of the stockholders of the post-merger entity or the sale of all or substantially all of the Company’s assets. All holders of equally and more subordinated equity instruments of the Company will be entitled to receive the same form of consideration upon the occurrence of a deemed liquidation event, consequently, the Preferred Stock is classified as permanent equity.

In September 2014, the Company entered into a letter agreement with the Bill & Melinda Gates Foundation (“the Gates Foundation”) with respect to the Gates Foundation purchase of 1,413,039 shares of the Company’s Series A Preferred Stock. The Gates Foundation investment was made in three tranches of 363,636 shares in September 2014, 395,238 shares in May 2015 and 654,165 shares in February 2016. Under the letter agreement, the Company was required to spend the approximately $5.0 million invested by the Gates Foundation for research on a particular disease, further develop the Company’s proprietary technology platform and provide assistance with access to use of such technology in developing countries. If the Company fails to spend the amount appropriately, or defaults under certain other commitments in the agreement and the Company does not cure such default within 90 days of notice, if requested by the Gates Foundation, the Company would be obligated to redeem the shares of Series A Preferred Stock or shares of common stock into which they had converted then held by the Gates Foundation or find a third party to purchase such shares at a price equal to the greater of the initial purchase price and the then current fair value of such shares. In either case, if the Company, over the 6 months following such redemption, sells substantially all of its equity or assets or completes an initial public offering at a value greater than 200% of the price paid upon redemption, then the Company must reimburse the Gates Foundation for the difference.

(b)	Participation Rights in Future Equity Issuances

For series of Preferred Stock that were issued in multiple tranches, all holders of Preferred Stock had a pro rata right and obligation, based on their percentage equity ownership within the series, to participate in subsequent issuances within the same series of equity securities of the Company approved by 70% vote of holders of Preferred Stock. Should any such holder have chosen not to purchase its full pro rata share, they would have been deemed a defaulting purchaser and all Preferred Stock held by a defaulting purchaser would have been automatically converted into common stock of the Company.

(8)	Equity-based Compensation and Equity Incentive Plans

(a)	Equity Compensation

Equity compensation during the three and six months ended June 30, 2017 and June 30, 2016 is derived from restricted stock awards and stock options issued under the Synlogic, Inc. 2017 Equity Incentive Plan (“2017 Plan”) and from incentive units issued under the Synlogic, LLC 2015 Equity Incentive Plan (“2015 Plan”) and a restricted common unit grant. The Company has recorded total equity-based compensation expense of approximately $0.7 million and $0.8 million for the three and six months ended June 30, 2017, respectively, and approximately $0.1 million and $0.2 million for the three and six months ended June 30, 2016, respectively, which is based on the number of awards ultimately expected to vest.

The following table summarizes equity-based compensation expense within the Company’s consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2017 and 2016 (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Research and development	$444	$27	$503	$54
General and administrative	223	53	$294	$99

	$667	$80	$797	$153

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements (continued)

The following table summarizes equity-based compensation expense by type of award for the three and six months ended June 30, 2017 and 2016 (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Stock options	$484	$—	$484	$—
Restricted stock awards	125	—	125	—
Incentive units	$36	$47	132	86
Restricted common units	22	33	56	67

	$667	$80	$797	$153

(b)	Awards Issued Under the Synlogic, LLC 2015 Equity Incentive Plan

(i)	Incentive Units

In October 2015, the Company’s Board of Directors adopted the 2015 Plan, which provided for the grant of equity incentive units to employees, officers, directors or consultants. The awards generally vested 25% after one year and ratably monthly thereafter over the next 36 months. Certain awards provided for accelerated vesting upon a change in control, as defined in the 2015 Plan. Incentive units did not expire. Holders of incentive units had no voting rights in connection with such incentive units. Each incentive unit was intended to be a profits interest within the meaning of IRS regulations. Each incentive unit had a threshold price, which was the price above which an incentive unit would participate in distributions. In this way, an incentive unit was designed to participate in the future profits and appreciation. Holders of incentive units would have been entitled to receive profits when and if distributions were in excess of the threshold price of the award set by the Board of Directors on the date of grant.

The Company measured and recorded the value of incentive units granted to non-employees over the period of time that services were provided and, as such, unvested portions were subject to remeasurement at subsequent reporting periods.

No incentive units were issued during the three and six months ended June 30, 2017 and 133,136 incentive units were issued during both the three and six months ended June 30, 2016. In May 2017, all incentive units were cancelled pursuant to the 2017 Reorganization and reissued as restricted common stock. As a result, there was no unrecognized compensation expense related to incentive units as of June 30, 2017.

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements (continued)

The following table represents a summary of incentive unit activity under the 2015 Plan:

	Incentive units
		Weighted-	Weighted-	Weighted-
		average	average	average
	Number of	strike	threshold	grant date
	units	price	price	fair value
Nonvested units at December 31, 2016	1,756,880	$2.89	$3.28	$0.56
Granted	—	—	—	—
Vested	(133,259)	2.22	3.06	0.48
Forfeited	(470,255)	2.32	3.08	0.58
Nonvested units cancelled upon 2017 Reorganization	(1,153,366)	3.20	3.40	0.58

Nonvested units at June 30, 2017	—	$—	$—	$—

Vested or expected to vest at June 30, 2017	—	$—	$—	$—

(ii)	Restricted Common Units

No restricted common unit awards were issued during the three and six months ended June 30, 2017 and 2016. During the three and six months ended June 30, 2017, 27,312 and 68,280 units, respectively, vested and approximately $22,000 and $0.1 million, respectively, in equity compensation was recognized. During both the three and six months ended June 30, 2016, 177,529 units vested and approximately $34,000 and approximately $0.1 million, respectively, in equity based compensation was recognized. In May 2017, the restricted common unit award was cancelled pursuant to the 2017 Reorganization and reissued as restricted common stock. As a result, there was no unrecognized compensation expense related to unvested restricted common units as of June 30, 2017.

(c)	Awards Issued Under the Synlogic, Inc 2017 Stock Incentive Plan

In May 2017, the Company adopted the Synlogic, Inc. 2017 Stock Incentive Plan (“2017 Plan”). Under the 2017 Stock Incentive Plan, Synlogic may grant incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and other stock-based awards. Pursuant to the 2017 Reorganization, Synlogic issued restricted common stock awards under the 2017 Stock Incentive Plan to replace the canceled incentive units pursuant to the termination of the 2015 Equity Incentive Plan. In certain instances, the Company also issued stock options related to the cancelled incentive units.

(i)	Stock Options

During the three and six months ended June 30, 2017, 1,174,514 stock options were granted to employees and consultants.

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements (continued)

The weighted average assumptions used in the Black-Scholes option-pricing model for awards issued under the 2017 Stock Incentive Plan during both the three and six months ended June 30, 2017 were:

	Six months ended June 30, 2017
	Employee	Nonemployee
Expected term	6.1 years	0.2 - 1.6 years
Weighted-average, risk-free interest rate	2.0%	0.9%
Expected volatility	70.0%	61.0%
Dividend yield	—	—

The following table summarizes stock option activity under the 2017 Plan.

	Stock options outstanding
			Weighted
		Weighted	average	Aggregate
		average	remaining	Intrinsic
	Number of	exercise	contractual	value
	options	price	term	(in thousands)
Outstanding at December 31, 2016	—	$—	—	$—
Options granted upon 2017 Reorganization	533,832	7.48	5.7	1,614
Granted	640,682	7.48	6.3	1,703
Exercised	—	—	—	—
Forfeited	(1,432)	7.48	6.3	(4)

Outstanding at June 30, 2017	1,173,082			$3,313

Vested or expected to vest at June 30, 2017	1,174,514	7.48	6.0	$3,154

Exercisable at June 30, 2017	77,928	7.48	4.7	$183

During the three and six months ended June 30, 2017, approximately $0.5 million in equity compensation was recognized related to stock options related to employees.

The weighted average grant date fair value per share of options granted to employees during the three and six months ended June 30, 2017 was approximately $4.75. The grant date fair value of the options awarded to employees during the three and six months ended June 30, 2017 was approximately $5.4 million. No options were exercised during the three and six months ended June 30, 2017.

As of June 30, 2017, there was approximately $5.0 million of unrecognized share-based compensation related to employees, for unvested stock option grants which is expected to be recognized over a weighted average period of 5.8 years. The total share-based compensation cost will be adjusted for future forfeitures as they occur. In addition, there was approximately $6,000 of unrecognized share-based compensation, related to unvested stock option grants to non-employees which is expected to be recognized over a weighted average period of 0.8 years. The amount of equity based compensation expense related to non-employees that will ultimately be recorded will depend on the remeasurement of the outstanding awards through their vesting date.

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements (continued)

(ii)	Restricted Common Stock

During the three and six months ended June 30, 2017, 1,916,000 shares of common stock were granted under restricted stock agreements in exchange for the restricted common units that were cancelled as part of the 2017 Reorganization. The newly issued shares retained the same vesting schedule as the cancelled units. The Company treated these as modifications to the original grants of incentive units because the cancellation and reissuance was deemed to be concurrent. The calculation of the incremental compensation expense is based on the excess of the fair value of the award measured immediately before and after the modification. As a result of the modification, the Company recognized approximately $26,000 in equity-based compensation during the three and six months ended June 30, 2017. No restricted stock was granted during the three and six months ended June 30, 2016.

The following table shows restricted stock activity:

	Restricted stock awards
		Grant date
	Number of	fair value
	shares	(per share)
Unvested at December 31, 2016	—	$—
Replacement awards granted upon 2017 Reorganization	1,916,000	7.48
Granted	—	—
Vested	(934,899)	7.48
Forfeited	(3,376)	7.48

Unvested at June 30, 2017	977,725	$7.48

During the three and six months ended June 30, 2017, 932,151 shares of restricted stock vested, of which 906,058 shares were vested at the time of grant and 26,093 shares represent continued vesting of the grants. During the three and six months ended June 30, 2017, approximately $0.1 million in equity compensation was recognized associated with restricted stock awards. During both the three and six months ended June 30, 2016, no restricted stock vested and no equity based compensation was recognized associated with restricted stock awards.

As of June 30, 2017, there was approximately $0.8 million of unrecognized share-based compensation, net of estimated forfeitures, related to restricted stock awards granted to employees, which is expected to be recognized over a weighted average period of 2.7 years. The total unrecognized share-based compensation cost will be adjusted for future changes in estimated forfeitures. In addition, there was approximately $0.3 million of unrecognized share-based compensation, related to unvested restricted stock awards granted to non-employees which is expected to be recognized over a weighted average period of 1.0 years.

(9)	Significant Agreements

(a)	AbbVie Collaboration Agreement

In July 2015, the Company entered into an Agreement and Plan of Merger (“the Agreement”) with AbbVie under which the Company granted an exclusive option to AbbVie to purchase IBDCo and agreed to collaborate in researching and developing an Investigatory New Drug (“IND”) candidate for the treatment of IBD.

In exchange for the exclusive option to acquire IBDCo, initial research and development services, ongoing patent defense, and participation on the joint steering committee (“JSC”), AbbVie agreed to pay IBDCo an upfront, nonrefundable cash payment of $2.0 million, which IBDCo received in December 2015. AbbVie also agreed to pay IBDCo up to $16.5 million in development milestone payments, all of which were considered substantive, as well as an option exercise fee upon the execution of their option to buy IBDCo. As of June 30, 2017, the Company has achieved the first development milestone under the Agreement for consideration of $2.0 million. Contingent consideration from research and development activities

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements (continued)

that is earned upon the achievement of a substantive milestone is recognized in its entirety in the period in which the milestone is achieved. Accordingly, the Company recognized $2.0 million in revenue associated with the first development milestone. The agreement also provides for royalty payments and payments upon the achievement of certain clinical, regulatory and commercial milestones.

The Agreement sets forth the Company’s and AbbVie’s respective obligations for development and delivery of an IND candidate package using reasonable commercial efforts. The JSC will make a determination as to the continuation of the collaboration at the achievement of the milestones.

At the inception of the Agreement, the Company identified the following deliverables: (i) an exclusive option to purchase IBDCo, (ii) research and development services and ongoing patent defense, and (iii) participation on the JSC. The Company also identified contingent deliverables related to four research and development milestones, delivery of an IND candidate package milestone, and transfer of ownership of IBDCo upon exercise of the option to buy IBDCo. The contingent deliverables have been excluded from the initial allocation and will be treated as a separate unit of accounting when and if delivered.

The Company concluded that none of the three deliverables identified at the inception of the Agreement has stand-alone value from the other undelivered elements. Accordingly, these deliverables represent a single unit of accounting.

As of June 30, 2017, the only consideration that is fixed and determinable is the nonrefundable upfront payment of $2.0 million. The consideration relates to the three identified deliverables that comprise the single unit of accounting, which will be recognized over the period of performance. The period of performance will be through the option period, which is closely tied to the completion of the research and development collaboration with AbbVie, and has been estimated to be 54 months. The Company will periodically review and, if necessary, revise the estimated period of performance.

During the three and six months ended June 30, 2017, the Company recognized approximately $2.1 million and approximately $2.2 million, respectively, in revenue associated with the Agreement. During the three and six months ended June 30, 2016, the Company recognized approximately $0.1 million and approximately $0.2 million, respectively, in revenue associated with the Agreement. As of June 30, 2017, there was approximately $1.3 million of deferred revenue related to the Agreement, which is classified as current or noncurrent in the consolidated balance sheets based on the Company’s estimate of revenue that will be recognized within the next twelve months. All costs associated with the collaboration agreement will be recorded in research and development expense in the consolidated statements of operations and comprehensive loss in the period incurred.

(b)	License Agreement with the Massachusetts Institute of Technology and Boston University

In April 2017, the Company exercised an option associated with the October 2014 agreement with Boston University and the Massachusetts Institute of Technology to acquire a license for certain intellectual property in exchange for $50,000, and equity issued in the amount of 325,377 common units, which were converted to 325,377 common shares upon the Company’s 2017 Reorganization. The Company recognized license fees of approximately $1.8 million upon issuance of the common units associated with the equity issued. Additionally, the Company was required to pay approximately $0.3 million for prior patent costs incurred in connection with the option agreement. The Company recorded these amounts, including the fair value of the common stock issued to the licensors as research and development expense, as the licenses do not have future alternative use, in accordance with ASC Topic 730, Research and Development.

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements (continued)

(10)	Income Taxes

The Company is subject to taxation in the U.S. For the three and six months ended June 30, 2017 and 2016, the Company did not record an income tax provision or benefit.

The Company’s reserves related to taxes and its accounting for uncertain tax positions are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is more-likely-than-not to be realized following resolution of any potential contingencies present related to the tax benefit.

(11)	Net Loss per Share/Unit

Basic net loss per share/unit is computed using the weighted-average number of common shares/units outstanding during the period. Diluted net loss per share/unit is computed using the sum of the weighted-average number of common shares/units outstanding during the period and if dilutive, the weighted-average number of potential common shares/units, including unvested restricted common shares/units and outstanding stock options and convertible preferred stock.

The Company computed basic and diluted net loss per share/unit using the two-class method, which gives effect to the impact of outstanding participating securities. As the three and six months ended June 30, 2017 and 2016 resulted in net losses attributable to common shareholders/unit holders, there is no income allocation required under the two-class method or dilution attributed to weighted-average shares outstanding in the calculation of diluted net loss per share/unit because the preferred shareholders/unit holders do not participate in losses of the Company. Accordingly, for periods in which the Company reports a net loss attributable to common shareholders/ unit holders, diluted net loss per share/unit attributable to common shareholders/ unit holders is the same as basic net loss per share/unit attributable to common shareholders/unit holders, since dilutive common shares/units are not assumed to have been issued if their effect is anti-dilutive.

As the 2017 Reorganization resulted in a one for one conversion of Preferred Units for Preferred Shares and common units for common stock, the conversion was not substantive for the purposes of this calculation and the weighted average was calculated as if outstanding equity was outstanding from the beginning of the period presented. The following table sets forth the computation of basic and diluted net loss per share attributable to common shareholders/unit holders (in thousands, except for share/unit and per share/unit amounts):

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements (continued)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Numerator:
Net loss attributable to common shareholders	$(9,388)	$—	$(16,756)	$—

Denominator:
Weighted-average common shares outstanding - basic and diluted	3,610,356	—	3,293,033	—

Net loss per share attributable to common shareholders - basic and diluted	$(2.60)	$—	$(5.09)	$—

Numerator:
Net loss attributable to common unit holders	$—	$(4,972)	$—	$(8,799)

Denominator:
Weighted-average common units outstanding - basic and diluted	—	2,834,897	—	2,791,370

Net loss per unit attributable to common unit holders - basic and diluted	$—	$(1.75)	$—	$(3.15)

The Company’s potentially dilutive shares/units, which include outstanding stock options, unvested restricted common stock/units, and convertible preferred shares are considered to be common share/unit equivalents and are only included in the calculation of diluted net loss per share/unit when their effect is dilutive.

The following potential common shares/units, presented based on amounts outstanding at each period end, were excluded from the calculation of the diluted net loss per share/unit attributable to common shareholders/unit holders for the period indicated because including them would have had an anti-dilutive effect.

	As of June 30,	As of June 30,
	2017	2016
Unvested restricted common unit awards	—	655,494
Unvested restricted common stock awards	980,473	—
Outstanding options to purchase common stock	1,173,082	—
Contingently redeemable preferred shares	1,413,039	—
Convertible preferred shares	17,726,464	—

(12)	Commitments and Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings, claims and litigation as the Company operates in an industry susceptible to patent legal claims. The Company accounts for estimated losses with respect to legal proceedings and claims when such losses are probable and estimable. Legal costs associated with these matters are expensed when incurred. The Company is not currently a party to any material legal proceedings.

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements (continued)

(13) Related-Party Transactions

During the three months ended June 30, 2017, the Company received repayment of the loan to its chief executive officer of approximately $0.2 million. The loan was repaid in June 2017, including interest which accrued at a rate of 0.6%.

The Company contracted services from one of its principal investors for the Company’s former chief medical officer who was employed by the principal investor, as well as employed to support separate portfolio companies of the investor. The Company made no payments during the three and six months ended June 30, 2017 and paid approximately $0.1 million related to reimbursement for a portion of the salary of the former chief medical officer for both the three and six months ended June 30, 2016.

The Company contracted the services of The Orphan Group whom specializes in supporting biotechnology companies in developing therapeutics toward diseases of high unmet medical needs in rare disorders. The Orphan Group is owned by the Company’s former chief operating officer. The Company made no payments to the Orphan Group during the three and six months ended June 30, 2017 and paid approximately $4,000 and $13,000 for contracted services during the three and six months ended June 30, 2016, respectively.

(14)	Subsequent Events

(a)	Merger Consummation

On August 28, 2017, Synlogic, Inc., formerly known as Mirna Therapeutics, Inc. completed its business combination with Synlogic, Inc. in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of May 15, 2017, by and among Mirna, Meerkat Merger Sub, Inc. (“Merger Sub”), and Synlogic (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Synlogic, with Synlogic surviving as a wholly owned subsidiary of Mirna (the “Merger”). On August 25, 2017, in connection with, and prior to the completion of, the Merger, Mirna effected a 1:7 reverse stock split of its common stock (the “Reverse Stock Split”), and on August 28, 2017, immediately after completion of the Merger, Mirna changed its name to “Synlogic, Inc.” (NASDAQ: SYBX).

Under the terms of the Merger Agreement, Mirna issued shares of its common stock to Synlogic’s stockholders, at an exchange ratio of 0.5532 shares of Mirna’s common stock, after taking into account the Reverse Stock Split, for each share of Synlogic common stock and preferred stock outstanding immediately prior to the Merger. The exchange ratio was determined through arms’-length negotiations between Mirna and Synlogic. Mirna assumed all of the stock options outstanding under the Synlogic 2017 Stock Incentive Plan (the “Synlogic Plan”), with such stock options henceforth representing the right to purchase a number of shares of Mirna’s common stock equal to 0.5532 multiplied by the number of shares of Synlogic common stock previously represented by such options. Mirna also assumed the Synlogic Plan.

Immediately after the Merger, there were 16,282,496 shares of Mirna’s common stock outstanding. Immediately after the Merger, the former stockholders and optionholders of Synlogic owned, or held rights to acquire, approximately 82.4% of the fully-diluted common stock of Mirna, which for these purposes is defined as the outstanding common stock of Mirna, plus “in the money” options, assuming that all “in the money” options of Mirna outstanding immediately prior to the Merger are exercised on a cashless basis immediately prior to the closing of the Merger (the “Fully-Diluted Common Stock of Mirna”), with Mirna’s stockholders and optionholders immediately prior to the Merger owning approximately 17.6% of the Fully-Diluted Common Stock of Mirna. Approximately 70% of Mirna’s common stock outstanding immediately after the Merger is held by stockholders party to lock-up agreements, pursuant to which such stockholders have agreed, except in limited circumstances, not to sell or transfer, or engage in swap or similar transactions with respect to, shares of the Mirna’s common stock, including, as applicable, shares received in the Merger and issuable upon exercise of certain warrants and options, for a period of 180 days following the completion of the Merger.

SYNLOGIC, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements (continued)

(b)	Leases

In July 2017, the Company entered into an agreement to lease approximately 41,346 square feet of laboratory and office space in Cambridge, Massachusetts. Annual rent is approximately $3.1 million. The ten-year lease is estimated to commence in January 2018 and contains provisions for a free-rent period, annual rent increases and an allowance for tenant improvements. Additionally, the Company has committed to a tenant improvement investment. In conjunction with the lease, the Company is required to establish a letter of credit of approximately $1.0 million.

In July 2017, the Company entered into an agreement to terminate its existing lease of laboratory and office space in Cambridge, Massachusetts at a date that is 30 days after the commencement of its new lease. No penalties are associated with the termination of the lease.